Exhibit 10.60
2006 Base Salaries for Named Executive Officers

Name and Title	Salary
James H. Sabry
Chief Executive Officer	$435,000
Robert I. Blum
President	$350,000
Andrew A. Wolff
Senior Vice President, Clinical Research and Development and Chief Medical Officer	$340,000
Sharon A. Surrey-Barbari
Senior Vice President, Finance and Chief Financial Officer	$320,000
David J. Morgans, Jr.
Senior Vice President, Pre-Clinical Research and Development	$300,000

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